Exhibit 10.1(l)

EMPLOYMENT AGREEMENT

This agreement is made and entered into this 22 day of August, 2011, by and between Hooker Furniture Corporation ("Employer") and Michael W. Delgatti, Jr. ("Executive") (each a "Party" and collectively, the "Parties").

WHEREAS, Executive has substantial expertise in the design, sales and marketing of home furnishings;

WHEREAS, Employer desires to continue to secure Executive's service and expertise in connection with Employer's business, beginning August 22, 2011 (the "Effective Date"); and

WHEREAS, the Parties agree that a covenant not to compete is essential to the growth and stability of Employer's business and to the continuing viability of such business whenever the employment to which this Agreement relates is terminated;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, Employer and Executive hereby agree as follows:

1. Employment.  Upon the Effective Date, Employer shall employ and Executive agrees to be employed as President, Upholstery Division to oversee product development, sales/marketing and operations for the division of Sam Moore and Bradington-Young, to develop complementary products to the case goods line and to perform such different or other duties as may be assigned to him by Employer from time to time by Employer's Chief Executive Officer.  Executive will devote his full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to him from time to time by Employer, and shall observe and abide by the corporate policies and decisions of Employer in all business matters.

2. Term.  Executive's employment shall continue under this Agreement for an indefinite period following the Effective Date.

3. Compensation.  Employer shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below.  Employer shall have no obligation to pay any such compensation for any period after the termination of Executive's employment, except as otherwise expressly provided.

(a) Employer shall pay Executive base salary, paid pursuant to Employer's normal payroll practices, at an annual rate of $250,000 per year or such other rate as may be established prospectively by the Compensation Committee of Employer's Board of Directors (the "Compensation Committee") from time to time ("Salary").  All such Salary payments shall be subject to deduction and withholding authorized or required by applicable law.

(b) In consideration of Executive entering into this Agreement, Employer will pay Executive a lump sum cash payment of $75,000 within ten (10) business days following the Effective Date.  If Executive remains continuously employed by the Employer until March 1, 2013 (the “Retention Bonus Vesting Date”), Employer will pay Executive an additional lump sum cash payment of $75,000 within ten (10) business days following the Retention Bonus Vesting Date.

(c) In consideration of Executive entering into this Agreement, Employer will recommend to the Compensation Committee that it award to Employee, in its sole discretion pursuant to the 2010 Amendment and Restatement of the Hooker Furniture Corporation 2005 Stock Incentive Plan (the "Plan"), restricted stock units (the "RSUs") having a payment value of  approximately $100,000 (as measured as of the date of grant), and which will become fully vested if the Executive remains in continuous employment to the third anniversary of the date on which the RSUs are granted (the "RSU Vesting Date").  Notwithstanding the foregoing, if Executive separates from Employment prior to the RSU Vesting Date, other than on account of death, disability or retirement (as those terms are defined in the Plan), Executive will forfeit all rights in the RSUs.

(d) As determined in the discretion of the Compensation Committee, Executive will be eligible to receive (i) an annual incentive bonus under the annual incentive plan established by the Compensation Committee with respect to each fiscal year of Employer (the "Performance Year") during the term of this Agreement (the “Annual Bonus”), beginning with the Performance Year that began on February 1, 2011 and (ii) long term incentive awards similar to those awarded to other management employees of Employer having similar salary and level of responsibility (“LTI Awards”).  The terms and conditions of the Annual Bonus and LTI Awards, including the applicable performance criteria for a Performance Year or for an LTI Award, and the amount (if any) of the Annual Bonus payable for a Performance Year or payable with respect to an LTI Award shall be determined by the Compensation Committee in its sole discretion.

(e) Executive shall receive such other benefits, payments, or items of compensation as are provided under the employee benefit plans of Employer, or as are made available from time to time under compensation policies set by Employer for management employees of Employer having similar salary and level of responsibility; provided, that Executive shall be entitled to four weeks of vacation each fiscal year, which shall be pro-rated for the portion of any fiscal year Executive is employed by Employer during the Term of this Agreement.

(f) Employer shall reimburse Executive, in accordance with the general policies and practices of Employer as in effect from time to time, for normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, Employer's standard mileage allowance for business use of any personal vehicle, business related travel, customer entertainment, and professional organizations.

4. Disability or Death.

(a) Disability.  If at any time during the Term of this Agreement, Executive becomes disabled and he has not breached any of the provisions of this Agreement, compensation shall continue to be paid to him according to Employer's normal payroll schedule while he is still living, but only for the first six (6) month period during which he shall be so disabled.  Such payments shall be in lieu of any other disability benefit payable for such period under any other employee benefit plan, policy or practice of Employer.  In such event, Employer may, at its sole option, retain Executive in its employment and continue payment of Executive's compensation for an additional period of up to 23 months (for maximum of 29 months total) until he is able to return to work, or Employer may terminate this Agreement.  If Employer exercises its discretion to terminate the Agreement on account of the Executive's disability, the Executive shall not be entitled to any further compensation or benefits under this Agreement (except for such compensation or benefits to which the Executive may be entitled under the terms of any employee benefit plan of Employer).  For purposes of this Section 4(a), Executive shall be considered "disabled" if he has suffered any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment with Employer.

(b) Death.  If Executive should die during the Term of this Agreement, Executive's employment and Employer's obligations hereunder (other than pro rata payment of Salary) shall terminate as of his death.  In such event, Employer shall pay the Executive's Estate an Annual Bonus for the Performance Year in which the Executive died if an Annual Bonus is otherwise payable for that Performance Year, which shall be prorated for the period ending on the date of the Executive's death.  Such Annual Bonus, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends.

5. Termination by Employer.

(a) Cause.  Employer may terminate the employment of Executive under this Agreement during its Term for Cause. "Cause" shall include Executive's fraud, dishonesty, theft, embezzlement, misconduct by Executive injurious to Employer or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with Employer or any of its affiliates, unauthorized use of any trade secrets of Employer or any of its affiliates or Confidential Information (as defined below), a violation of any policy, code or standard of ethics generally applicable to employees of Employer, Executive's material breach of fiduciary duties owed to Employer, Executive's excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Executive of the duties assigned to him.  In such event no further Salary shall be paid to Executive after the date of termination, no Annual Bonus shall be paid to Executive after the date of termination (including any Annual Bonus with respect to any fiscal year or the portion of any fiscal year preceding the date of termination), and Executive shall forfeit any compensation which had not become vested on or before of the date of Executive’s termination of employment.  Executive shall retain only such rights to continue to participate in Employer’s benefit plans as are required by the terms of those plans or applicable law.

(b) Without Cause. Employer may terminate the employment of Executive under this Agreement during its Term without Cause.  In such event, no further Salary shall be paid to Executive after the date of termination, Executive shall forfeit any compensation which had not become vested on or before of the date of Executive’s termination of employment and Executive shall retain only such rights to continue to participate in Employer’s benefit plans as are required by the terms of those plans or applicable law.  Notwithstanding the forgoing, Employer shall pay to the Executive an Annual Bonus for the Performance Year in which the Executive’s employment was terminated if an Annual Bonus is otherwise payable for that Performance Year, which shall be prorated for the period ending on the date of the Executive's termination.  Such Annual Bonus, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends.

6. Confidential Information and Return of Property.  "Confidential Information" means any written, oral, or other information obtained by Executive in confidence from Employer, or any of its affiliates, including without limitation information about their respective operations, financial condition, business commitments or business strategy, as a result of his employment with Employer unless such information is already publicly known through no fault of any person bound by a duty of confidentiality to Employer or any of its affiliates.  Executive will not at any time, during or after his employment with Employer, directly or indirectly disclose Confidential Information to any person or entity other than authorized officers, directors and employees of Employer.  Executive will not at any time, during or after his employment with Employer, in any manner use Confidential Information on behalf of himself or any other person or entity other than Employer, or accept any position in which he would have a duty to any person to use Confidential Information against the interests of Employer or any of its affiliates.  Upon termination of his employment for any reason, Executive will promptly return to Employer all property of Employer, including documents and computer files, especially where such property contains or reflects Confidential Information.  Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Employer that arise or continue in effect after the termination of Executive's employment hereunder, including without limitation any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer's trade secrets or other Confidential Information that Executive may have acquired in the course of Executive's employment.

7. Disclosure and Ownership of Work Related Intellectual Property.  Executive shall disclose fully to Employer any and all intellectual property (including, without limitation, inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, formulae, data and computer programs, related documentation and all other forms of copyrightable subject matter) that Executive conceives, develops or makes during the term of his employment, whether or not within the original Term of this Agreement, and that in whole or in part result from or relate to Executive's work for Employer (collectively, "Work Related Intellectual Property").  Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner.  Executive acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as "work made for hire" shall be automatically owned by Employer.  Further, Executive hereby assigns to Employer any and all rights which Executive has or may have in Work Related Intellectual Property that is copyrightable subject matter and that, for any reason, does not qualify as "work made for hire."  If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Employer the irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

8. Covenant Not to Compete. Executive covenants and agrees that for a period of twenty-four (24) months following Executive's last day of employment with Employer, Executive shall not:

(a) Engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); and/or

(b) As an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist others to engage in Competitive Activity within the Prohibited Territory.

"Competitive Activity" means: (i) engaging in any aspect of the Business (as defined below) that Executive was involved with on behalf Employer at any time during the last 12 months of Executive's employment with Employer; (ii) engaging in work for a competitor of  Employer that is substantially similar to the work Executive performed on behalf of Employer at any time during the last 12 months of employment with Employer; and/or (iii) engaging in any work for a competitor of Employer that is likely to result in Executive's use or disclosure of any Confidential Information.  Notwithstanding the preceding, Executive may own less than two percent (2%) of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of any corporation engaged in competition with Employer so long as Executive does not otherwise participate in the management or operation of any such business, or violate any other provision of this Agreement.

The "Business" means the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing the same or substantial similar wood, metal or upholstered residential furniture products.

"Prohibited Territory" means:  (i) the geographic territory consisting of the state of North Carolina and the Commonwealth of Virginia.  Executive acknowledges and agrees that Executive will assist Employer to engage in its business in the territory described in the preceding sentence and therefore such territory is necessary and reasonable for the covenants in this Section.

9. Agreement Not To Interfere.  Executive covenants and agrees that, for a period of twenty-four 24 months following Executive's last day of employment with Employer, Executive shall not:

(a) Solicit, encourage, cause or attempt to cause any Restricted Customer (as defined below) not to do business with Employer or to reduce any part of its business with Employer;

(b) Solicit, encourage, cause or attempt to cause any Restricted Customer to purchase any services or products from any business other than Employer that are competitive with or a replacement for the services or products offered by Employer;

(c) Sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for Employer's services or products;

(d) Solicit, encourage, cause or attempt to cause any supplier of goods or services to Employer not to do business with or to reduce any part of its business with Employer;

(e) As an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist any competitor of Employer to engage in any of the conduct described in sub-sections (a) – (d) of this Section.

"Restricted Customer" means:  (i) any customer of Employer with whom Executive had contact or communications at any time during Executive's last twelve (12) months of employment with Employer; (ii) any customer of Employer for whom Executive supervised Employer's dealings at any time during Executive's last twelve (12) months of employment with Employer; (iii) any customer of Employer about whom Executive obtained any Confidential Information during Executive's last twelve (12) months of employment with Employer; (iv) any prospective customer of Employer with whom Executive had contact or communications at any time during Executive's last six (6) months of employment with Employer; (v) any prospective customer of Employer for whom Executive supervised Employer's dealings at any time during Executive's last six (6) months of employment with Employer; and (vi) any prospective customer of Employer about whom Executive obtained any Confidential Information during Executive's last six (6) months of employment with Employer.

10. Agreement Not To Raid Employees.  Executive covenants and agrees that for a period twenty-four (24) months following Executive's last day of employment with Employer, Executive shall not: (a) hire or engage as an employee or as an independent contractor any person then employed by Employer; and/or (b) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with Employer.

11. Reasonableness of Restrictions; Remedies for Breach.

(a) Executive acknowledges and agrees that the restrictions, prohibitions and other provisions in Sections 6, 7, 8, 9 and 10 above are reasonable, fair and equitable in terms of duration and scope, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement.

(b) Executive acknowledges and agrees that a breach of any of the covenants made by him in Sections 6, 7, 8, 9 and 10 above would cause irreparable harm to Employer or any of its affiliates for which there would be no adequate remedy at law.  Accordingly, the parties agree that in the event of any breach or attempted breach by Executive of any of the provisions of Sections 6, 7, 8, 9 or 10, Employer shall be entitled to institute and prosecute proceedings at law or in equity with respect to such breach, and, if successful, to recover such costs, expenses, and reasonable attorney's fees as may be incurred in connection with such proceedings. Employer shall also be able to recover any damages suffered due to Executive's breach of any of the covenants made by him in Sections 6, 7, 8, 9 or 10 above.

(c) If Executive breaches Sections 6, 7, 8, 9, or 10 above, the duration of the period identified shall be computed from the date he resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

12. Survival of Obligations.  Executive's obligations under Sections 6, 7, 8, 9 and 10 of this Agreement shall survive the termination of his employment and this Agreement, regardless of the reason for or method of termination.  Each of the provisions in these Sections shall be enforceable independently of every other provision, and the existence of any claim or cause of action Executive may have against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these Sections of the Agreement by Employer.

13. Non-disparagement.  To the maximum extent permitted by law, Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with Employer, nor the character of Employer, nor Employer's employees, agents, representatives, products, operating methods, suppliers, customers, or service providers, whether past, present, or future, and whether or not based on or with reference to Executive's relationship with Employer.

14. Actions After Termination.  Executive agrees that following his termination from Employer, regardless of the reason for the termination, he will continue to make himself available for reasonable consultation with Employer and Employer's agents and employees regarding his prior work for Employer.  Such consultation shall include Executive's making himself reasonably available for interviews by Employer's counsel, depositions, and/or appearances before courts or administrative agencies upon Employer's reasonable request.  Executive agrees that if he is contacted by any government agency with reference to Employer's business, or by any person contemplating or maintaining any claim or legal action against Employer, or by any agent or attorney of such person, he will promptly notify Employer of the substance of his communications with such person.  In no event shall such services exceed 20% of the average level of services performed by Executive over the 36-month period immediately preceding the date on which Executive's employment terminated.

15. Assignment.  Employer may assign this Agreement to any other entity acquiring all or substantially all of the assets or stock of Employer or to any other entity into which or with which Employer may be merged or consolidated.  Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Employer and Employer shall have no further obligations or liabilities hereunder.  This Agreement is not assignable in any respect by Executive.

16. Invalid Provisions.  It is not the intention of either Party to violate any public policy, or any statutory or common law.  If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties.  However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

17. Entire Agreement; Amendments.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both Parties.

18. Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

19. Governing Law; Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law rules contained therein.  The parties hereby agree and consent that any and all causes of action arising under this Agreement shall only have jurisdiction and venue in the United States District Court for the Western District of Virginia, Danville Division and/or the Circuit Court for Henry County, Commonwealth of Virginia.

20. Taxes.  All payments made under this Agreement shall be subject to Employer's withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding.  The parties intend that any payment under this Agreement shall, to the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A"), be paid in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments.  The parties shall interpret the Agreement in accordance with that intent, and to the extent applicable, with Code Section 409A and the Treasury Regulations thereunder.  With respect to any payment subject to Section 409A, the parties agree to modify this Agreement or the timing (but not the amount) of such payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder.  However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Code Section 409A), Executive shall be solely liable for the payment of any such taxes.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HOOKER FURNITURE CORPORATION

/s/ Paul B. Toms, Jr.
Paul B. Toms, Jr.
Chairman, Chief Executive Officer and President

EXECUTIVE

/s/ Michael W. Delgatti, Jr.
Michael W. Delgatti, Jr.